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                                                                  Exhibit (a)(5)


                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (including the associated Preferred Share Purchase Rights)
                                      and
          All Outstanding Shares of ESOP Convertible Preferred Stock
                                      of
                            TJ International, Inc.
                                      at
                             $42.00 Net Per Share
                                      by
                                  WTJ, Inc.,
                         a wholly owned subsidiary of
                             Weyerhaeuser Company

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M., NEW YORK CITY
       TIME, ON WEDNESDAY, JANUARY 5, 2000, UNLESS THE OFFER EXTENDED.

                                                              November 30, 1999

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase dated November 30, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by WTJ, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation ("Weyerhaeuser"), to purchase shares of common stock, par value $1.00 per share (the "Common Shares"), and shares of ESOP Convertible Preferred Stock (the "Preferred Shares" and, together with the Common Shares, the "Shares") of TJ International, Inc., a Delaware corporation (the "Company"), together, in the case of the Common Stock, with the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Company's Rights Agreement dated August 26, 1999 (as amended from time to time, the "Rights Agreement"), at $42.00 per Share, in each case net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement.

  We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

  We request instructions as to whether you wish to tender any of or all the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

  Your attention is directed to the following:

    1. The tender price is $42.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.
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    2. The Board of Directors of the Company unanimously (A) approved the
  Merger Agreement (as defined below), the Offer and the Merger (as defined below) (B) determined that the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders and (C) recommends that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

    3. The Offer is being made for all outstanding Shares.

    4. The Offer is being made pursuant to the Agreement and Plan of Merger dated November 23, 1999 (the "Merger Agreement"), among Weyerhaeuser, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a subsidiary of Weyerhaeuser (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company or by Weyerhaeuser, the Purchaser or any other subsidiary of Weyerhaeuser or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $42.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least 50.1% of all Fully Diluted Shares (as defined in the Offer to Purchase) on the date of purchase.

    6. The Offer and withdrawal rights will expire at 8.00 P.M., New York City time, on Wednesday, January 5, 2000 unless the Offer is extended by the Purchaser.

    7. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    8. The Preferred Shares may only be tendered by the trustee for the Company's Investment Plan (as defined in the Offer to Purchase). Accordingly, holders of beneficial interests in the Preferred Shares who wish to tender such shares should do so by delivering appropriate instructions to the trustee.

  If you wish to have us tender any of or all your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  In all cases, payments for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by First Chicago Trust Company of New York (the "Depositary"), of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. The Purchaser does not have any obligation to pay interest on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Weyerhaeuser and Purchaser may, in their discretion, take such action as they may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker, or dealer, the Offer will be deemed to be made on behalf of Weyerhaeuser and Purchaser by Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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              Instructions With Respect To The Offer To Purchase
                    All Outstanding Shares of Common Stock
          (including the associated Preferred Share Purchase Rights)

                                      and

          All Outstanding Shares of ESOP Convertible Preferred Stock

                                      of

                            TJ International, Inc.

                                      by

                                  WTJ, Inc.,
                         a wholly owned subsidiary of

                             Weyerhaeuser Company

  The undersigned acknowledges receipt of your letter enclosing the Offer to Purchase, dated November 30, 1999, of WTJ, Inc., a Delaware corporation and a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation, and the related Letter of Transmittal, relating to shares of common stock, par value $1.00 per share (the "Common Shares"), and ESOP convertible preferred stock (the "Preferred Shares" and, together with the common shares, the "Shares") of TJ International, Inc., a Delaware corporation, together in the case of the Common Shares with the associated Preferred Stock Purchase Rights (the "Rights") pursuant to the Company's Rights Agreement dated August 26, 1999 (as amended from time to time, the "Rights Agreement"). Unless the context otherwise requires, all references to Common Shares include the associated Rights, and all references to Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

  This will instruct you to tender the number of Common Shares indicated below held by you for the account of the undersigned on the terms and conditions set forth in such Offer to Purchase and the related Letter of Transmittal.

                                          -------------------------------------
Dated: _________________________

                                          -------------------------------------
      Number of Common Shares                         Signature(s)
         to be Tendered:*

                Shares                    -------------------------------------

                                          -------------------------------------
                                                  Please print name(s)

                                          Address _____________________________

                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------
                                                   (Include Zip Code)

                                          Area Code and Telephone No. _________

                                          Taxpayer Identification or Social
                                           Security No. _______________________

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* Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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